UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 17, 2014

DAVITA HEALTHCARE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 16th Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 4, 2014, DaVita HealthCare Partners Inc. (the “Company”) commenced a tender offer to purchase for cash (the “Tender Offer”) any and all of its outstanding 6 3/8% Senior Notes due 2018 (the “2018 Notes”). Concurrently with the Tender Offer, the Company solicited consents from the holders of the 2018 Notes to amend the 2018 Notes and the related indenture.

On June 18, 2014, the Company announced that as of 5:00 p.m., New York City time, on June 17, 2014 (the “Consent Deadline”) it had received consents from the holders of a majority in principal amount of the outstanding 2018 Notes to amend the 2018 Notes and the related indenture. As a result, the Company, certain subsidiary guarantors and The Bank of New York Mellon Trust Company, N.A. have entered into a supplemental indenture implementing the amendments to the 2018 Notes and the related indenture. The amendments (which will become operative following payment pursuant to the terms of the Tender Offer for all of the 2018 Notes validly tendered prior to the payment date, which is expected to occur on June 24, 2014) have eliminated substantially all of the restrictive covenants and certain events of default from the 2018 Notes and the related indenture.

On June 18, 2014, the Company issued a press release titled “DaVita HealthCare Partners Inc. Announces Results as of Consent Payment Deadline and Execution of Supplemental Indenture related to its 6 3/8% Senior Notes due 2018.” A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA HEALTHCARE PARTNERS INC.

Date: June 18, 2014	By:	/s/ Kim M. Rivera
Kim M. Rivera
Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 18, 2014